EXHIBIT 99.3

FORM OF LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS,
TRUST COMPANIES AND OTHER NOMINEES

Offer to Exchange
2004 Senior Convertible Securities due 2023
(CUSIP No. 071707AM5)
and an Exchange Fee
for all outstanding
Floating Rate Convertible Senior Notes due 2023
(CUSIP Nos. 071707AJ2 and 071707AK9)
which will be Registered Under
the Securities Act of 1933, as Amended,
Prior to Closing
of
Bausch & Lomb Incorporated

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, DECEMBER 14, 2004, UNLESS EARLIER TERMINATED OR EXTENDED (THE "EXPIRATION DATE").

To:
Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        Bausch & Lomb Incorporated (the "Company") is offering, upon and subject to the terms and conditions set forth in the preliminary prospectus, dated November 15, 2004 (together with any subsequent preliminary or final prospectus, the "Prospectus"), and the enclosed Letter of Transmittal (the "Letter of Transmittal"), to exchange its outstanding Floating Rate Convertible Senior Notes due 2023 (the "Old Notes") for an Exchange Fee and 2004 Senior Convertible Securities dues 2023 (the "New Securities"), as described in the Prospectus (the "Exchange Offer").

        We are requesting that you contact your clients for whom you hold Old Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names, we are enclosing the following documents:

  1.
  The Prospectus;

  2.
  The Letter of Transmittal for your use and for the information of your clients;

  3.
  A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if time will not permit all required documents to reach the Exchange Agent prior to 5:00 p.m., New York city time, on the Expiration Date or if the procedure for book-entry transfer cannot be completed on a timely basis;

  4.
  A form of letter which may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instruction with regard to the Exchange Offer;

  5.
  Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

  6.
  Return envelopes addressed to Citibank, N.A., the Exchange Agent for the Exchange Offer.

        Your prompt action is requested. The Exchange Offers will expire at 5:00 p.m., New York City time, on December 14, 2004, unless earlier terminated or extended by the Company. Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date or at any time after December 31, 2004, if we have not accepted the tendered Old Notes for exchange by that date.

        To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), or an electronic confirmation pursuant to the Depository Trust Company's ATOP system, with any required signature guarantees and any other required documents, should be sent to the Exchange Agent in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

        If a registered holder of Old Notes desires to tender, but the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under "The Exchange Offer—Guaranteed Delivery Procedures."

        The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Old Notes held by them as a nominee or in a fiduciary capacity. The Company will pay or cause to be paid all stock transfer taxes applicable to the exchange of Old Notes pursuant to the Exchange Offer, except as set forth in Instruction 5 of the Letter of Transmittal.

        The Company has not authorized anyone to make any recommendation to holders as to whether to tender or refrain from tendering in the Exchange Offer.

        Any questions related to the procedure for tendering you may have with respect to the Exchange Offer should be directed to Citibank, N.A., the Exchange Agent for the Exchange Offer, at its address and telephone number set forth on the front of the Letter of Transmittal. Any other questions you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to Georgeson Shareholder Communications Inc., the Information Agent for the Exchange Offer, at its address and telephone numbers set forth in the instructions to the Letter of Transmittal. The Dealer Manager is Citigroup Global Markets Inc.

Very truly yours,
Bausch & Lomb Incorporated

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF BAUSCH & LOMB INCORPORATED OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

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